Exhibit 5.1

Durham Jones & Pinegar, P.C. 111 East Broadway, Suite 900 P O Box 4050 Salt Lake City, Utah 84110 801.415.3000 801.415.3500 Fax www.djplaw.com

July 16, 2014

Medizone International, Inc.
4000 Bridgeway, Suite 401
Sausalito, CA 94965

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Medizone International, Inc., a Nevada corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), all of said shares reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”).

This opinion is being furnished pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the Plan and certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be properly executed by the Company and countersigned by the transfer agent or a transfer clerk and by a registrar (other than the Company) complying in form and content in accordance with applicable provisions of the Nevada Revised Statutes (the “Nevada Act”). We have further assumed that (i) Shares currently reserved will remain available for the issuance of under the Plan, and (ii) neither the Company’s charter documents nor any of the proceedings relating to the Plan (nor any of the option agreements issued pursuant to the Plan) will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

SALT LAKE CITY | OGDEN | ST. GEORGE | LAS VEGAS

July 16, 2014

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of (i) the awards provided for under the Plan, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

We express no opinion as to matters governed by any laws other than the Nevada Act, the applicable provisions of the Nevada Constitution and reported decisions of the Nevada courts interpreting these respective laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan or the Registration Statement.

Respectfully submitted,

Durham Jones & Pinegar, P.C.